Exhibit 4.5

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT is dated as of October 19, 2011, and entered into by and among GWG Lifenotes Trust, a Minnesota trust in its capacity as the representative of the holders of Notes (as defined below) (including its successors and assigns from time to time, the “GWG Trust”), Lord Securities Corporation, a Delaware corporation in its capacity as the trustee of the GWG Trust (including its successors and assigns from time to time, the “GWG Trustee,” and together with the GWG Trust, collectively referred to herein as the “Notes Representative”), and Bank of Utah, a Utah corporation in its capacity, as applicable, as (i) collateral trustee for the Debentures (as defined below) and (ii) indenture trustee under the Indenture (as defined below) (in each case including its successors and assigns from time to time, the “Debentures Representative”). Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.

INTRODUCTION

A. GWG Life Settlements, LLC, a Delaware limited liability company (“GWG Life”), is party to a Second Amended and Restated NISA dated as of November 15, 2010 (as amended, restated, supplemented, extended or otherwise hereafter modified from time to time, the “NISA”). The other parties to the NISA are the GWG Trust, the GWG Trustee, and the holders of promissory notes issued from to time (as lenders) pursuant to the NISA. Approximately $55.7 million in principal amount of promissory notes issued under the NISA (the “Notes”) are outstanding as of the date hereof.

B. Pursuant to the terms of the NISA, GWG Life granted the Notes Representative a security interest in the Note Collateral (as defined below) to secure repayment of GWG Life’s obligations under the NISA and the Notes.

C. GWG Holdings, Inc., a Delaware corporation (“GWG Holdings”), has entered into that certain Indenture dated as of the date hereof (as amended, restated, supplemented, extended or otherwise hereafter modified from time to time, the “Indenture”). The other parties to the Indenture are GWG Life, in its capacity as guarantor, and the Debentures Representative. Under the Indenture, GWG Holdings may issue up to $250 million of secured debentures (the “Debentures”).

D. Pursuant to the terms of that certain Pledge and Security Agreement dated as of the date hereof (as amended, restated, supplemented, extended or otherwise hereafter modified from time to time, the “Debenture Security Agreement”), GWG Holdings and GWG Life have pledged to the Debentures Representative the Debenture Collateral (as defined below) to secure repayment of GWG Holdings’ obligations under the Indenture and the Debentures.

E. The parties desire to enter into this Agreement to (i) establish the relative lien priorities, rights and remedies with respect to the Shared Collateral (as defined below) (ii) establish the relative priorities with respect to payment of the obligations owing under the NISA, and the Indenture and related Debenture Security Agreement, and (iii) appoint the Notes Representative as Collateral Agent (as defined below) for the Notes Representative (and the holders of Notes it represents) and for the Debentures Representative (in its capacity as collateral agent for the holders of the Debentures), for the purposes of the holding of the Shared Collateral for the benefit of the holders of the Notes and the Debentures, and enforcing the Liens respecting the Shared Collateral.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions.

1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common Control with such specified Person.

“Bankruptcy Code” means Title 11 of the U.S. Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debenture Collateral” means any collateral subject to a Lien in favor of the Debentures Representative for the benefit of the Debenture Holders, excluding any Shared Collateral.

“Debenture Documents” means the Indenture and the other Collateral Documents (as defined in the Indenture) and each of the other agreements, documents and instruments providing for or evidencing any Debenture Obligation, and any other document or instrument executed or delivered at any time in connection with any Debenture Obligations, including any intercreditor or joinder agreement among holders of Debenture Obligations, to the extent such are effective at the relevant time, as each may be modified from time to time.

“Debenture Holders” means the holders of the Debentures, from time to time.

“Debenture Obligations” means all loans, advances, debts, liabilities and monetary obligations owing to any Debenture Holder or any of them or any of their respective successors and assigns, of any kind or nature, present or future, arising under the Debenture Documents, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest (whether or not such interest would be an allowed claim in a bankruptcy or similar proceeding against GWG Life, GWG Holdings or any of their Affiliates), charges, expenses, fees, reasonable attorneys’ fees and disbursements and paralegals’ fees, and any other sums chargeable to GWG Life, GWG Holdings or any of their Affiliates under any of the Debenture Documents.

“Debenture Secured Parties” means and includes, at any relevant time, the Debentures Representative in its capacity as collateral trustee for the benefit of the Debenture Holders and any successor or other party that constitutes a secured party under the Debenture Security Agreement.

“Debenture Security Agreement” has the meaning set forth in the Introduction of this Agreement.

“Debenture Security Documents” means the Collateral Documents (as defined in the Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing any Debenture Obligations or under which rights or remedies with respect to such Liens are governed.

“Debentures” has the meaning set forth in the Introduction of this Agreement.

“Debtor Parties” means GWG Life, GWG Holdings and each of their Affiliates that have executed and delivered, or may from time to time hereafter execute and deliver, a NISA Document or a Debenture Document.

“Indenture” has the meaning set forth in the Introduction of this Agreement.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such Person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding up of such Person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such Person or (d) other marshalling of the assets of such Person.

“Lien” means any mortgage, pledge, assignment, lien, security interest or other charge or encumbrance of any kind, including the retained security title of a conditional vendor or a lessor.

“NISA” has the meaning set forth in the preamble hereof.

“NISA Documents” means the NISA and each of the other agreements, documents and instruments providing for or evidencing any Note Obligations, and any other document or instrument executed or delivered at any time in connection with any Note Obligations, including any intercreditor or joinder agreement among holders of Note Obligations, to the extent such are effective at the relevant time, as each may be modified from time to time.

“Note Collateral” means any collateral subject to a Lien in favor of the Note Secured Parties, excluding any Shared Collateral.

“Note Obligations” means all loans, advances, debts, liabilities and monetary obligations owing to any Note Holder or any of them or any of their respective successors and assigns, of any kind or nature, present or future, arising under the NISA Documents, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest (whether or not such interest would be an allowed claim in a bankruptcy or similar proceeding against GWG Life, GWG Holdings or any of their Affiliates), charges, expenses, fees, reasonable attorneys’ fees and disbursements and paralegals’ fees, and any other sums chargeable to GWG Life, GWG Holdings or any of their Affiliates under any of the NISA Documents.

“Note Secured Parties” means and includes, at any relevant time, the Notes Representative and the “Secured Parties” as defined in the NISA.

“Note Security Documents” means the NISA and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing any Note Obligations or under which rights or remedies with respect to such Liens are governed.

“Notes” has the meaning set forth in the Introduction of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government.

“Ratably” or “Ratable” means, with respect to any amount to be allocated between the Notes Representative (for the benefit of the holders of Notes) and the Debentures Representative (for the benefit of the Debenture Holders), the allocation of a portion of such amount to (a) the Notes Representative such that the ratio that the amount allocated to the Notes Representative bears to the total amount to be so allocated equals the ratio of the Note Obligations to the Total Obligations and (b) the Debentures Representative such that the ratio that the amount allocated to the Debentures Representative bears to the total amount to be so allocated equals the ratio of the Debenture Obligations to the Total Obligations.

“Representatives” means collectively, the Notes Representative and the Debentures Representative.

“Security Documents” means, collectively, the Note Security Documents and the Debenture Security Documents.

“Shared Collateral” means all real, personal and mixed property and interests owned or hereafter acquired by GWG Life, GWG Holdings or their Affiliates with respect to which a Lien is granted or purported to be granted as security for both the Note Obligations and the Debenture Obligations.

“Total Obligations” means, as of the date of determination, an amount equal to the Note Obligations plus the Debenture Obligations.

“Triggering Event” shall mean or occur upon either of the following:

(i)	The Collateral Agent’s receipt of written notice from the Notes Representative that (A) an Event of Default (as defined in the NISA Security Documents or the NISA) has occurred and, (B) the unpaid principal amount of the Note(s) under the NISA have been declared to be then due and payable; or

(ii)	The Collateral Agent’s receipt of written notice from the Debentures Representative that (A) an Event of Default (as defined in the Debenture Security Documents or Indenture) has occurred and, (B) the unpaid principal amount of the Debenture(s) under the Indenture have been declared to be then due and payable.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Joint Preparation; Construction of Indemnities and Releases. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow this Agreement to be construed against any party because of its role in drafting such document. All indemnification and release-of-liability provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or releases of liability.

Section 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens securing the Note Obligations granted on the Shared Collateral or of any Liens securing the Debenture Obligations granted on the Shared Collateral, and notwithstanding any provision of the UCC or any applicable law, or any provisions contained in the NISA Documents or the Debenture Documents, or any other circumstance whatsoever, the Notes Representative, for itself and on behalf of each of the Note Secured Parties, the Debentures Representative and, by virtue of accepting the Debentures, the holders of Debenture, hereby agree that: the Liens in and to the Shared Collateral, securing the Note Obligations and the Debenture Obligations, regardless of how acquired, whether by judgment, grant, possession, statute, operation of law, subrogation or otherwise, shall be pari passu in all respects and no Lien in the Shared Collateral in favor of the Notes Representative shall have priority over any Lien in the Shared Collateral in favor of the Debentures Representative. Similarly, no Lien in Shared Collateral in favor of the Debentures Representative shall have priority over any Lien in the Shared Collateral in favor of the Notes Representative. The relative priorities of the Liens of the holders and the Representatives in the Note Collateral and the Debenture Collateral, respectively, that does not constitute Shared Collateral, shall not be affected by this Agreement. The provision of pari passu and equal priority as between the Liens of the Notes Representative and the Debentures Representative shall not be deemed to subordinate the Liens of the Notes Representative or the Debentures Representative to any other Person.

2.2 Prohibition on Contesting Liens. Each of (i) the Debentures Representative and, by virtue of accepting the Debentures, the holders of Debentures, and (ii) the Notes Representative, for itself and on behalf of each of the Note Secured Parties, agrees that they shall not (and hereby waive any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (A) the priority, validity or enforceability of a Lien held by or on behalf of any of the Note Secured Parties in the Shared Collateral or any of the Debenture Secured Parties in the Shared Collateral, as the case may be, or (B) the validity or enforceability of this Agreement.

2.3 Priorities Not Affected by Amendments. Subject to the terms of this Agreement, either the holders of Notes or the holders of Debentures may extend, amend, modify, supplement or restate their respective financing arrangements with GWG Life and GWG Holdings without affecting the priorities established by this Agreement. No part of the Total Obligations may be refinanced unless such new lender or holder expressly agrees to be bound by this Agreement.

Section 3. Appointment of Collateral Agent.

3.1 Appointment of Collateral Agent. Each of the Notes Representative and the Debentures Representative hereby designates the Notes Representative to act as the contractual representative for the parties hereto (the “Collateral Agent”) with respect to the security provisions contained in the Security

Documents. The provisions of this Section 3 extend to the Notes Representative only in its capacity as Collateral Agent. Each of the Notes Representative and the Debentures Representative hereby authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the Security Documents, and to exercise such powers and perform such duties hereunder and thereunder as are specifically delegated to it hereunder or under the Security Documents or required of the Collateral Agent by the terms hereof or thereof, together with such other powers as are reasonably incidental thereto. The Notes Representative agrees to act as the Collateral Agent upon the express terms and conditions contained herein.

3.2 Nature of Duties of the Collateral Agent. The Collateral Agent shall have no duties or responsibilities, except those expressly set forth in this Agreement or the Security Documents. The Collateral Agent shall have and may exercise such powers hereunder and under the Security Documents as are specifically delegated to the Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Collateral Agent, nor any of its directors, officers, employees, legal counsel or agents (each a “Protected Party”) shall be liable to the Notes Representative, the Debentures Representative or the holders of the Notes or the Debentures, for any damages caused by any action taken or omitted by a Protected Party hereunder or under the Security Documents (including those damages caused by the sole negligence, comparative negligence or concurrent negligence of any Protected Party), unless caused solely by the gross negligence or willful misconduct of the Protected Party seeking protection under this Section 3.3. The duties of the Collateral Agent shall be mechanical and administrative in nature; and the Collateral Agent, in its capacity as such, shall not have by reason of this Agreement or the Security Documents a fiduciary relationship in respect of the Debentures Representative or the Notes Representative. Nothing in this Agreement is intended to or shall be so construed as to impose upon the Collateral Agent any duties or obligations in respect of this Agreement or the Security Documents, except as expressly set forth herein.

3.3 Lack of Reliance on the Collateral Agent. The Collateral Agent shall not (i) be responsible to the Notes Representative or the Debentures Representative for any recitals, statements, information, representations or warranties herein, in any Security Document, or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, the Security Documents or the financial condition of GWG Life, GWG Holdings or their Affiliates; or (ii) be required to make any inquiry concerning (A) the performance or observance by others of any of the terms, provisions or conditions of this Agreement or the Security Documents, including the content of notices, opinions, certificates and directions given under this Agreement or the Security Documents, (b) the financial condition of GWG Life, GWG Holdings or their Affiliates, or (c) the existence or possible existence of any “default” or “event of default” under the NISA Documents or Debenture Documents.

3.4 Certain Rights of the Collateral Agent. If the Collateral Agent shall request instructions from the Representatives with respect to any act or omission in connection with this Agreement or the Security Documents, then the Collateral Agent shall be entitled to refrain from taking such action unless and until the Collateral Agent shall have received written instructions from any Representative pursuant to the terms hereof; and the Collateral Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Representative shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting under this Agreement or the Security Documents in accordance with the written instructions given in accordance with this Agreement, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Representatives. The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder or under the Security Documents unless it shall first be indemnified to its satisfaction by the Representatives against any and all liability and expense which may be incurred by the

Collateral Agent by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 3 or any indemnity or instructions provided by any or all of the Representatives, the Collateral Agent shall not be required to take any action which, in the reasonable belief of the Collateral Agent, exposes the Collateral Agent to personal liability or which, in the reasonable belief of the Collateral Agent, is contrary to this Agreement, the Security Documents, or applicable law.

3.5 Reliance by the Collateral Agent. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate or facsimile transmission, e-mail, order or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Collateral Agent may consult with legal counsel, accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

3.6 The Collateral Agent in its Individual Capacity. The Notes Representative shall have the same rights and powers hereunder as the Debentures Representative and may exercise the same as though it were not performing the duties of the Collateral Agent specified herein except as expressly noted to the contrary; and the term “Representatives” or any similar term shall, unless the context clearly otherwise indicates, include the Notes Representative in its individual capacity as the trustee of the GWG Trust under the terms of the NISA and not in its capacity as the Collateral Agent.

3.7 Representatives as Owners. The Collateral Agent may deem and treat each Representative as the owner of its portion of the Total Obligations as described herein for all purposes hereof unless and until the Collateral Agent is notified of a change in Representative.

3.8 Successor Collateral Agent.

(a) The Collateral Agent may resign at any time by giving at least 30 days’ prior written notice thereof to the Representatives, which resignation shall be effective upon the appointment of a successor Collateral Agent by a ratable vote of the Representatives.

(b) Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties under this Agreement. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

3.9 Employment of Collateral Agent and Counsel. The Collateral Agent may execute any of its duties as the Collateral Agent hereunder or under the Security Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Representatives for the default or misconduct of any such employees, agents or attorneys in fact reasonably selected by it in good faith unless such default or misconduct is a direct result of the gross negligence or willful misconduct of the Collateral Agent in monitoring the activities of such employees, agents or attorneys-in-fact. The Collateral Agent shall be entitled to advice of independent legal counsel concerning all matters pertaining to the collateral agency hereby created and its duties hereunder or under the Security Documents.

3.10 Limitation on Liability of the Representatives and the Collateral Agent. The Representatives and the Collateral Agent shall not be deemed, as a result of the execution and delivery of this Agreement or the Security Documents, or the consummation of the transactions contemplated by this Agreement and the Security Documents, to have assumed any obligation of GWG Life, GWG Holdings or their Affiliates with respect to the Collateral or any liability under or with respect to any of the contracts, agreements, leases, instruments or documents which are, or which may hereafter be, assigned to the Collateral Agent for the benefit of the Representatives.

Section 4. Enforcement.

4.1 Exercise of Remedies.

(a) Upon the occurrence and during the continuance of any Triggering Event, the Collateral Agent shall, upon a request from any Representative specifying the particular action(s) being requested by such Representative, and subject to the other provisions of this Agreement, commence to take, or direct the appropriate trustee or agent to take, those requested actions provided for in this Agreement or the Security Documents relating to the pursuit of remedies which the Collateral Agent deems appropriate in its reasonable judgment to realize the value and benefits of the Shared Collateral.

(b) The holders of a majority in principal amount of the then-outstanding Total Obligations may direct the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent under this Agreement or the Security Documents, on the condition that indemnification for the Collateral Agent’s fees and expenses, in a form reasonably satisfactory to the Collateral Agent, shall have been provided. The Collateral Agent may refuse to follow any direction that conflicts with the law or this Agreement or that may involve personal liability for the Collateral Agent.

(c) The Representatives agree that upon the occurrence of a Triggering Event, all payments made to any Representative on account of the Shared Collateral shall be shared by the Notes Representative and the Debentures Representative (for the benefit of their respective holders) in accordance with Section 4.2.

(d) Each Representative agrees: (i) to deliver to each other Representative and the Collateral Agent, as applicable, at the same time it makes delivery to GWG Life and/or GWG Holdings, a copy of any (A) notice declaring the occurrence of an event of default under its respective loan documents, (B) notice of intent to accelerate or notice of acceleration of its portion of the Total Obligations, and (ii) to deliver to each other Representative and the Collateral Agent, at the same time it makes delivery to any other Person, a copy of any notice of the commencement of any judicial proceeding and a copy of any other notice with respect to the exercise of remedies with respect to any portion of the Total Obligations. Any failure by a party hereto to furnish a copy under this clause (c) shall not limit or affect the rights and obligations hereunder.

(e) Nothing in this Section 4.1 shall impair the right of any Representative to exercise its rights of set-off, offset or netting, if any (except, with respect to any item of Shared Collateral or the proceeds therefrom), with no obligation to any other Representative.

4.2 Proceeds.

(a) The Representatives hereby agree between themselves that (i) prior to the occurrence of a Triggering Event, each Representative shall be entitled to receive and retain for its holders’ accounts, and shall never be required to disgorge to the Collateral Agent or any other Representative (or their respective holders), scheduled payments or voluntary prepayments, payments for the redemption or purchase of principal, interest, fees and premium, if any, settlement payments and any other payments due under the respective loan documents, all in compliance with the terms thereof, and (ii) upon the occurrence and during the continuance of a Triggering Event, all such amounts received on account of any Shared Collateral by any Representative or the Collateral Agent shall constitute proceeds of such Shared Collateral (the “Proceeds”), shall be turned over to the Collateral Agent, and shall be shared by the Representatives (for the benefit of their holders), Ratably, and in accordance with Section 4.2(b) below.

(b) All Proceeds received by the Collateral Agent after the occurrence of a Triggering Event shall be applied in accordance with this Section 4.2. To the extent any Representative ever receives any portion of such Proceeds in excess of its Ratable share (or to the extent the Collateral Agent receives reimbursement in excess of expenses actually incurred), the party receiving those excess Proceeds agrees to promptly make all necessary transfers so as to give full effect to this Section 4.2. All Proceeds received by the Collateral Agent after the occurrence of a Triggering Event shall be applied in the following order:

First, to reimburse the Collateral Agent for expenses incurred in the exercise of rights and remedies under this Agreement;

Second, Ratably to the Notes Representative and Debentures Representative until the Total Obligations are fully satisfied; and

Third, to the extent that any Proceeds remain, to GWG Life and/or GWG Holdings.

4.3 Notice of Amount of Indebtedness. Upon receipt of any Proceeds to be distributed pursuant to Section 4.2, the Collateral Agent shall give the Representatives notice thereof, and each Representative shall, within three Business Days, notify the Collateral Agent of the amount of the Total Obligations owing to it. Such notification shall state the amount of the Total Obligations owing to it and how much is then due and owing. If requested by the Collateral Agent, each Representative shall demonstrate that the amounts set forth in its notice are actually owing to such Representative (for the benefit of its holders) to the reasonable satisfaction of the Collateral Agent. Notwithstanding the foregoing, the Collateral Agent may conclusively rely on information in such notices without any investigation. In the event that any Representative fails to timely notify the Collateral Agent of the amount of the Total Obligations owed to it, the Collateral Agent shall distribute such Proceeds on any basis deemed reasonable by it and not in bad faith.

4.4 Cooperation. The Representatives agree that, so long as any Note Obligations and Debenture Obligations are outstanding, they shall not be entitled to commence, or join with any Person in commencing, any enforcement, collection, involuntary petition, execution, levy or foreclosure action or proceeding (including, without limitation, any Insolvency or Liquidation Proceeding), except in conjunction with the Collateral Agent in the exercise of remedies under this Agreement.

4.5 Permitted Actions. The Notes Representative, for itself and on behalf of each of the Notes Secured Parties, the Debentures Representative, and, by virtue of accepting the Debentures, the Debenture holders agree that the Notes Representative and the Debentures Representative may make such demands or file such claims in respect of the Notes Obligations or the Debentures Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

4.6 Sharing of Information and Access. In the event that the Notes Representative or Debentures Representative shall, in the exercise of its rights under the NISA Documents or the Debenture

Documents, as applicable, or otherwise, receive possession or control of any books and records related to the Shared Collateral, such Representative shall, upon request of the other Representative or the Collateral Agent, either make such books and records available to the requesting party for inspection and duplication or provide to such requesting party copies thereof.

4.7 Insurance. Proceeds of shared Collateral include insurance proceeds and, therefore, this Agreement shall govern the ultimate disposition of casualty insurance proceeds (whether or not a Triggering Event has occurred). The Collateral Agent shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Shared Collateral. The Collateral Agent shall have the sole and exclusive right, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Shared Collateral. All proceeds of such insurance shall be remitted to the Collateral Agent, and each Representative shall cooperate in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.2.

Section 5. Insolvency or Liquidation Proceedings.

5.1 Relief From Stay. Until the discharge of the Notes Obligations has occurred, the Debentures Representative, and, by virtue of accepting the Debentures, the Debenture holders, agree not to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceedings in respect of any portion of the Shared Collateral without the Notes Representative’s (for itself and on behalf of each of the Notes Secured Parties) express written consent. Until the discharge of the Debentures Obligations has occurred, the Notes Representative and the holders of Notes agree not to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceedings in respect of any portion of the Shared Collateral without the Debentures Representative’s (for itself and on behalf of each of the Debenture Secured Parties) express written consent.

5.2 No Contest.

(a) The Debentures Representative, on behalf of itself and the Debenture Secured Parties, agrees that prior to the discharge of the Note Obligations, none of them shall contest (or support any other Person contesting) any (i) request by the Notes Representative or any Notes Secured Party for adequate protection of its interest in the Shared Collateral, or (ii) objection by the Notes Representative or any Notes Secured Party to any motion, relief, action or proceeding based on a claim by the Notes Representative or any Notes Secured Party that its interest in the Shared Collateral is not adequately protected (or any other similar request under any law applicable to an Insolvency or Liquidation Proceeding), so long as any Liens granted to the Notes Representative as adequate protection of its interests are subject to this Agreement.

(b) The Notes Representative, on behalf of itself and the Notes Secured Parties, agrees that prior to the discharge of the Debenture Obligations, none of them shall contest (or support any other Person contesting), any (i) request by the Debentures Representative or any Debenture Secured Party, for adequate protection of its interest in the Shared Collateral, or (ii) objection by the Debentures Representative or any Debenture Secured Party to any motion, relief, action or proceeding based on a claim by the Debentures Representative or any Debenture Secured Party that its interest in the Shared Collateral is not adequately protected (or any other similar request under any law applicable to an Insolvency or Liquidation Proceeding), so long as any Liens granted to the Debentures Representative as adequate protection of its interests are subject to this Agreement.

5.3 Asset Sales. The Representatives agree, for themselves and on behalf of their respective secured parties, that neither will oppose any sale of Shared Collateral consented to by the Collateral

Agent pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. If the sale of such collateral consists of Shared Collateral, and/or Note Collateral or Debenture Collateral, and the Representatives are unable to agree with the Collateral Agent as to the allocation of the purchase price between the Shared Collateral, the Note Collateral and/or the Debenture Collateral, then any of the parties may apply to the court in such Insolvency or Liquidation Proceeding to make a determination of the allocation of such purchase price, and the court’s determination shall be binding upon the parties.

Section 6. Reliance; Waivers; Etc.

6.1 Reliance. Other than any reliance on the terms of this Agreement, the Notes Representative hereby acknowledges, on behalf of itself and the holders of Notes and Notes Secured Parties, that it and such holders of Notes and Notes Secured Parties have, independently and without reliance on the Debentures Representative or any holder of Debentures or Debenture Secured Party, and based on documents and information deemed by them appropriate, made their own credit analyses and decisions to enter into and be bound by the terms of this Agreement; and they will continue to make their own credit decision in taking or not taking any action under the NISA or this Agreement. On their part, by virtue of accepting the Debentures, the holders of Debentures and the Debentures Representative hereby agree that they have, independently and without reliance on the Notes Representative, the holders of Notes or any Notes Secured Party, and based on documents and information deemed by them appropriate, made their own credit analyses and decision to enter into and be bound by the terms of this Agreement; and they will continue to make their own credit decision in taking or not taking any action under the Debenture Documents or this Agreement.

6.2 No Warranties or Liability. The Notes Representative hereby acknowledges and agrees, on behalf of itself and the Notes Secured Parties, that each of the Debentures Representative and the Debenture Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Debenture Documents, the ownership of any Debenture or Shared Collateral, the perfection or priority of any Liens thereon or the enforceability of any waivers granted herein. The Debentures Representative and the holders of Debentures will be entitled to manage and supervise their respective securities under the Debenture Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Debentures Representative and, by virtue of accepting the Debentures, the holders of Debentures, hereby acknowledge and agree that the Notes Representative and the Notes Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the NISA Documents, the ownership of any Notes or Shared Collateral or the perfection or priority of any Liens thereon. The Notes Secured Parties will be entitled to manage and supervise their respective securities under their respective NISA Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Debentures Representative and the Debenture Secured Parties shall have no duty to the Notes Representative or any of the Notes Secured Parties, and the Notes Representative and the Notes Secured Parties shall have no duty to the Debentures Representative or any of the Debenture Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with GWG Life, GWG Holdings or their Affiliates (including the NISA Documents and the Debenture Documents), regardless of any knowledge thereof which they may have or be charged with.

6.3 No Waiver of Lien Priorities. No right of the Collateral Agent to enforce any provision of this Agreement or any Security Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Debtor Party or by any act or failure to act by the Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the NISA Documents or any of the Debenture Documents, regardless of any knowledge thereof with which the Collateral Agent may have or be otherwise charged.

6.4 Obligations Unconditional. All rights, interests, agreements and obligations of the Notes Representative and the Notes Secured Parties, and the Debentures Representative and the Debenture Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any NISA Documents or any Debenture Documents or the perfection of any liens thereunder;

(b) except as otherwise set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Note Obligations or Debenture Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any NISA Document or any Debenture Document;

(c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Note Obligations or Debenture Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Debtor Party; or

(e) any other circumstances which otherwise might constitute a defense (other than payment in full of the relevant obligation) available to, or a discharge of, any Debtor Party in respect of the Note Obligations or Debenture Obligations.

Section 7. Right to Payment.

GWG Holdings and GWG Life shall be entitled to use proceeds from life insurance policies and other property of such entities, including but not limited proceeds from “Conveyed Property,” “Collections” and “Collateral” as such terms are defined in the NISA, to satisfy obligations under the Debentures or otherwise as set forth in the “Use of Proceeds” section of the prospectus relating to the Debentures (either directly or indirectly through distribution or dividend by GWG Life to GWG Holdings for such ultimate purpose). This right shall apply to, and permit GWG Holdings to make (and permit GWG Life to make corresponding distributions or dividends to GWG Holdings so that GWG Holdings may make) payments from, proceeds from life insurance policies and all other property, including proceeds from “Conveyed Property,” “Collections” and “Collateral” regardless of whether or not such proceeds are initially placed in the “LifeNotes Account” as that term is defined in the NISA. To the extent necessary, this covenant shall be deemed an amendment to any applicable provisions of Article V of the NISA.

Section 8. General Provisions.

8.1 Conflicts. In the event of any direct conflict between the provisions of this Agreement and the provisions of the NISA Documents or the Debenture Documents, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the Representatives may continue to extend credit and other financial accommodations and lend monies to or for the benefit of any Debtor Party in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Debtor Party shall include any such Debtor Party as debtor and debtor in possession, and any receiver or trustee for any Debtor Party (as the case may be) in any Insolvency or Liquidation Proceeding.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Notes Representative or the Debentures Representative shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, no Debtor Party shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent such Debtor Party’s property or rights are directly and adversely affected.

8.4 Financial Information Concerning GWG Holdings, GWG Life and Subsidiaries. Each of the Representatives (on behalf of their holders and secured parties) acknowledge that they shall be responsible for keeping themselves informed of (a) the financial condition of GWG Life, GWG Holdings and their Affiliates and all endorsers and/or guarantors of their respective outstanding portion of the Total Obligations, and (b) all other circumstances bearing upon the risk of nonpayment of their respective portion of the Total Obligations. Neither Representative, nor their respective secured parties have any duty to advise the other Representative (or its secured parties) of information known to it or them regarding such condition or any such circumstances or otherwise.

8.5 SUBMISSION TO JURISDICTION; WAIVERS.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF MINNEAPOLIS, MINNESOTA. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.7; AND (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY

BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.5(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.6 Notices. All notices to the holders of Notes, Note Secured Parties, the holders of Debentures or the Debenture Secured Parties permitted or required under this Agreement shall also be sent to the Notes Representative and the Debentures Representative, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service and upon receipt of electronic mail, facsimile or U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.7 Further Assurances. The Notes Representative, on behalf of itself and the Notes Secured Parties, and the Debentures Representative, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Collateral Agent, Notes Representative or the Debentures Representative may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

8.8 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS-OF-LAW PRINCIPLES.

8.9 Binding on Successors and Assigns. This Agreement shall be binding upon the Notes Representative, the Notes Secured Parties, the holders of Notes the Debentures Representative, the Debenture Secured Parties, the holders of Debentures, and their respective successors and assigns. If either of the Notes Representative or the Debentures Representative resigns or is replaced pursuant to the NISA or the Indenture, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all of the rights of and be subject to all of the obligations of this Agreement.

8.10 Specific Performance. The Representatives may demand specific performance of this Agreement and each representative irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any Representative.

8.11 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.12 Counterparts; Delivery. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or .pdf shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.13 Authorization. By its signature, each Person executing this Agreement on behalf of a party represents and warrants to the other parties that it is duly authorized to execute this Agreement.

8.14 No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns, and shall inure to the benefit of each of the Notes Secured Parties, the holders of Notes, the Debenture Secured Parties, and the holders of Debentures. No other Person shall have or be entitled to assert rights or benefits hereunder.

8.15 Provisions Solely to Define Relative Rights. The provisions of this Agreement are, and are intended solely, for the purpose of defining the relative rights of the Notes Secured Parties and holders of Notes on the one hand and the Debenture Secured Parties and holders of Debentures on the other hand. No Debtor Party or any creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of any Debtor Party, which are absolute and unconditional, to pay the Note Obligations and the Debenture Obligations as and when the same shall become due and payable in accordance with their terms.

8.16 Termination. This Agreement shall terminate and be of no further force and effect upon the payment in full of either the Note Obligations or the Debenture Obligations (in a manner which is not in contravention of the terms of this Agreement).

*        *        *        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

NOTES REPRESENTATIVE:	GWG LIFENOTES TRUST, as Notes Representative

	By:	Lord Securities Corporation
	Its:	Trustee

	By:	/s/ Michael R. Newell
	Name:	Michael R. Newell
	Title:	Vice President
48 Wall Street, 27th Floor
New York, NY 10005
Attention: GWG Lifenotes Trust Program Manager Fax: (212) 346-9012 Telephone: (212) 346-9000

DEBENTURES REPRESENTATIVE:	BANK OF UTAH, as Debentures Representative,

	By:	/s/ Michael Hoggan
	Name:	Michael Hoggan
	Title:	Vice President
200 E. South Temple
Suite 210
Attention: Corporate Trust Services Fax: (801) 746-3519 Telephone: (801) 924-3690

COLLATERAL AGENT:	GWG LIFENOTES TRUST, as Collateral Agent

	By:	Lord Securities Corporation
	Its:	Trustee

	By:	/s/ Michael R. Newell
	Name:	Michael R. Newell
	Title:	Vice President
48 Wall Street, 27th Floor
New York, NY 10005
Attention: GWG Lifenotes Trust Program Manager Fax: (212) 346-9012 Telephone: (212) 346-9000